CERTIFICATE OF INCORPORATION

OF

GREEN BALLAST, INC.

The undersigned, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the "General Corporation Law of the State of Delaware"), hereby certifies that:

FIRST:  The name of the corporation (hereinafter called the "Corporation") is “Green Ballast, Inc.”

SECOND:  The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD:  The nature of the business and the purposes to be conducted and promoted by the Corporation are (a) to engage in a commercial lighting business, including without limitation developing, manufacturing, marketing, distributing and selling energy efficient light ballasts, and (b) to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The Corporation shall have authority to issue Two Hundred Fifty Million (250,000,000) shares of capital stock, consisting of Two Hundred Forty-Five Million (245,000,000) shares of common stock, $0.0001 par value per share (the “Common Stock”), and Five Million (5,000,000) shares of preferred stock, $1.00 par value per share (the “Preferred Stock”), of which three million (3,000,000) shares are hereby designated as “Series A 8% Redeemable Preferred Stock”.  The Preferred Stock authorized by the Certificate of Incorporation may be issued from time to time in one or more series.  The Board of Directors is hereby authorized to fix or alter the powers, designations, preferences, powers and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of the shares, and the number of shares constituting any such series and the designation thereof, or any of them, pursuant to a Certificate of Designation, provided that so long as the Gemini Note (as defined below) is outstanding, any such Certificate of Designation shall be subject to the prior written approval of Gemini (as defined below).

Common Stock

           1.           Voting Rights.  Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (which as used herein, shall mean the certificate of incorporation of the Corporation, as amended from time to time, including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation.

2.           Dividends. Subject to the rights of the holders of any series of Preferred Stock then outstanding, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

3.           Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of any series of Preferred Stock then outstanding, the holders of Common Stock shall be entitled, unless otherwise provided by law or this Certificate of Incorporation, to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

The voting powers, designations, preferences, powers and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of the shares (“Preferred Shares”) of Series A 8% Redeemable Preferred Stock are as follows:

Series A 8% Redeemable Preferred Stock

The Preferred Shares shall be issued by the Corporation (a) pursuant to a subscription agreement between the Corporation and the subscriber(s) for the Preferred Shares thereunder (each such subscriber or subsequent holder of Preferred Shares shall be referred to herein as a “Holder” and collectively as the “Holders”), or (b) upon conversion in whole or in part of the outstanding principal amount of promissory notes issued by the Corporation in accordance with the terms thereof (except to the extent prohibited pursuant to the terms of definitive agreements entered into by the Corporation, including without limitation with Gemini, as defined below).

1.      Definitions.  For purposes hereof, in addition to the terms defined elsewhere herein, the following terms shall have the following meanings:

“Dividend Payment Date” means the first day of each calendar month, provided that if any such day is not a business day, then such Dividend Payment Date shall mean the next succeeding day which is a business day.

“Gemini” means Gemini Master Fund, Ltd., a Cayman Islands corporation.

“Gemini Note” means an 8% Senior Secured Convertible Note issued or to be issued to Gemini in an original principal amount equal to $1,800,000.

“Liquidation” means the liquidation, dissolution or winding up of the Corporation or its Subsidiaries the assets of which constitute all or substantially all the assets of the business of the Corporation and its Subsidiaries taken as a whole, in a single transaction or series of transactions.

“Stated Value” means $1.00 per Preferred Share.

2.           Rank.  The Preferred Shares shall, with respect to preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation, whether voluntary or involuntary, rank (a) junior and be subordinate to all indebtedness of the Corporation now or hereafter outstanding, (b) senior to all classes of the Corporation’s Common Stock and to all other classes and series of equity securities of the Corporation which by their terms expressly provide that it ranks junior to the Preferred Shares as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively referred to, together with all classes of Common Stock of the Corporation, as “Junior Stock”), and (c) on parity with each other class or series of preferred stock established or issued hereafter by the board of directors of the Corporation the terms of which expressly provide that such class or series shall rank on a parity with the Preferred Shares as to preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively referred to as “Parity Stock”).  In the event of the merger or consolidation of the Corporation with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein.  Each Preferred Share shall rank equally in all respects.

3.           Liquidation Preference.  In the event of any Liquidation, either voluntary or involuntary, each Holder shall be entitled to receive, out of the assets of the Corporation available for distribution to stockholders, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), prior and in preference to any distribution of any assets of the Corporation (or any surviving, successor or acquiring entity) to the holders of any Junior Stock (but after the payment of any and all of the Corporation’s indebtedness, including without limitation under the Gemini Note), an amount equal to the Stated Value per Preferred Share held by such Holder plus all accrued but unpaid dividends thereon (collectively, the “Liquidation Value”), provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of other classes or series of preferred stock of the Corporation that are of equal rank with the Preferred Shares as to payments of Liquidation Funds, then the Holders and such other holders shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.  All the preferential amounts to be paid to the Holders under this Section shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Corporation to the holders of shares of Junior Stock in connection with, a Liquidation as to which this Section applies.  After the payment of all preferential amounts required to be paid to the Holders and any other class or series of stock of the Corporation ranking on liquidation senior to or on a parity with the Preferred Shares, upon the Liquidation of the Corporation, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.  After payment of the full Liquidation Value to all Holders, the Holders will not be entitled to any further participation as such in any distribution of the assets of the Corporation except to the extent otherwise set forth herein.

4.           Voting.

(a)           Class Voting Rights. In addition to all other requirements imposed by Delaware law, and all other voting rights granted under the Corporation’s Certificate of Incorporation, the affirmative vote or written consent of the Holders of at least a majority of the Corporation’s outstanding Preferred Shares, given in person or by proxy, either in writing or at a meeting, in which the Holders vote separately as a class, shall be necessary for the Corporation to:

(i)           amend, modify, alter or repeal this Designation of the rights, preferences, privileges and provisions of the Preferred Shares contained herein (whether by merger, consolidation, reclassification, reorganization or otherwise); or

(ii)           amend, modify, alter or repeal the Certificate of Incorporation or By-Laws of the Corporation (whether by merger, consolidation, reclassification, reorganization or otherwise) so as to change or materially and adversely affect any right, preference, obligation, privilege or voting power of the Preferred Shares.

(b)           General Voting Rights.  Except as otherwise provided herein or as otherwise required by applicable law, the Holders of Preferred Shares shall not have the right to vote in connection with any matter voted upon by the holders of Common Stock of the Corporation.

5.           Dividends.  The Holders shall be entitled to receive, when, if and as declared by the Corporation’s Board of Directors, out of funds legally available therefor, dividends payable as set forth in this Section 5.

(a)           Cumulative.  Dividends on each Preferred Share Stock shall accrue and shall be cumulative and accumulate from the date of issuance of such share (the “Issuance Date”), whether or not earned or declared by the Board of Directors of the Corporation, at the Dividend Rate (as defined below), until paid, in preference and priority to any payment of any dividend on the Common Stock or any other Junior Stock of the Corporation.

(b)           Dividend Rate.  The dividend rate (the “Dividend Rate”) on each Preferred Share shall be eight percent (8%) per annum of the Stated Value, accruing daily from the Issuance Date.

(c)           Payment.  The Corporation shall declare and pay dividends on the Preferred Shares in arrears on each Dividend Payment Date.  The amount of dividends payable to each Holder for each dividend period or part thereof (the “Dividend Amount”) shall be computed by multiplying (1) the number of Preferred Shares held by such Holder, by (2) the State Value, by (3) the Dividend Rate applicable for such period, by (4) a fraction, the numerator of which shall be the number of days in the dividend period or part thereof on which such share was outstanding (provided that each full calendar month shall be deemed 30 days) and the denominator of which shall be 360.  The Dividend Amount payable to each Holder as of a Dividend Payment Date shall be made in cash.  All Dividend Amounts payable hereunder shall be made in lawful money of the United States of America to each Holder in whose name the Preferred Shares are registered.  Such payments shall be made by wire transfer of immediately available funds to the account such Holder may from time to time designate by written notice to the Corporation or by Corporation check, without any deduction, withholding or offset for any reason whatsoever except to the extent required by law.

6.           Transfer of Preferred Shares.  So long as the Gemini Note is outstanding, no Holder of Preferred Shares may transfer such Preferred Shares without the consent of Gemini, which shall not be unreasonably withheld.

7.           Redemption.   The Corporation shall have the right, at any time and from time to time (except to the extent prohibited pursuant to the terms of definitive agreements entered into by the Corporation, including without limitation with Gemini), to redeem any or all of the outstanding Preferred Shares for a redemption price equal to the Stated Value of the Preferred Shares being redeemed plus any and all accrued and unpaid dividends thereon.

8.           Miscellaneous.

(a)           No Stockholder Rights or Liabilities.  Except as otherwise specifically provided herein or the provisions of any other written agreement between the Corporation and a Holder, such Holder (solely in such Person’s capacity as a holder of Preferred Shares) shall not be entitled to any rights as a common stockholder of the Corporation, nor shall anything contained herein be construed to confer upon such Holder (solely in such Person’s capacity as a holder of Preferred Shares) any of the rights of a common stockholder of the Corporation, including with limitation the right to (a) vote for the election of directors of the Corporation or upon any matter submitted to stockholders at any meeting thereof, (b) give or withhold consent to any corporate action (whether upon or for any recapitalization, reorganization, issue of stock, reclassification of stock, change of par value, change of stock to or from no par value, consolidation, merger, amalgamation, conveyance or otherwise), (c) receive notice of meetings, or (d) receive dividends, distributions or subscription rights (other than dividends to which the Holders of Preferred Shares are entitled).

(b)           Third Party Beneficiary.  Gemini shall be a third party beneficiary to this Designation of the rights, preferences, privileges and provisions of the Preferred Shares contained herein, and Gemini shall have the legal and equitable right to enforce the terms hereof.

(c)           Severability.  If any provision hereof is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable under applicable law (a) the remainder of the provisions set forth therein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and (b) the Corporation and the Holders shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

(d)           No Reissuance.  No Preferred Shares acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

FIFTH:  The name of the incorporator of the Corporation is Peter Weisman and the mailing address of such incorporator is 767 Third Avenue, 39th Floor, New York, NY  10017.

SIXTH:  The Corporation is to have perpetual existence.

SEVENTH:  The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of §102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

EIGHTH:  The Corporation shall, to the fullest extent permitted by the provisions of §145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section (a ‘Covered Person”) from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of such proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified.

NINTH:  From time to time any of the provisions of this certificate of incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article.

TENTH:   No action required or permitted to be taken by the stockholders of the Corporation shall be taken except at a duly called annual or special meeting of stockholders of the Corporation, and no action shall be taken by the stockholders by written consent.

                      Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer or by the Board of Directors acting pursuant to a resolution adopted by a majority of the authorized number of directors, and any power of stockholders to call a special meeting is specifically denied.  Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation.  Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the directors then in office.

The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware or this Certificate of Incorporation or the Corporation’s Bylaws, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.

[Signature Page Attached]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation this 13th day of April, 2011.

/s/ Peter J. Weisman
Peter J. Weisman, Incorporator